EXHIBIT 99.1

LIVE NATION ENTERTAINMENT ELECTS LATRIECE WATKINS TO
BOARD OF DIRECTORS

LOS ANGELES, October 5, 2021 — Live Nation Entertainment (NYSE: LYV) today announced the election of Latriece Watkins to its Board of Directors. With over two decades of experience at the nation’s largest retailer, Watkins currently serves as executive vice president of Walmart’s U.S. consumables division where she leads all merchandising strategies for the company’s baby, beauty, household chemicals, household paper, over-the-counter pharmacy, personal care and pets business, with a passion for finding new ways to connect customers to the items they use every day.

“Latriece’s impressive background and business expertise will be a great addition to the board,” said Greg Maffei, chairman of the Live Nation Board of Directors. “We look forward to working with her and putting her insights into action.”

“Latriece will be a valued member of the board as Live Nation continues to look for new and innovative business opportunities that grow and complement our core concert experience,” said Live Nation Entertainment President and CEO, Michael Rapino. “Her track record speaks for itself and we’re thrilled to welcome her to the Live Nation board.”

“So much of my career has been focused on helping consumers connect with products they love - and live music is something that innately connects to everyone which makes this a really exciting opportunity,” said Watkins. “I’m excited to help Live Nation in their mission to continue connecting even more people around the world to live music.”

Watkins quickly rose through the ranks at Walmart, serving in a variety of key leadership roles within merchandising, human resources, and store operations, and real estate while also leading several important portfolio and strategic initiatives across the company. She has championed mentorship and diversity initiatives for Walmart including serving as chairperson for the company’s African American

EXHIBIT 99.1
Resource Group. She is the leader of Walmart’s Criminal Justice Shared Value Network, which is creating pathways to employment for the second chance population by partnering with nonprofits, corporations and communities to reduce and remove barriers to getting a job. Watkins works to support diversity programs and initiatives that create sustained, consistent and significant impact, within Walmart and the community.

Over the course of her career, Watkins has held numerous board roles including her current seats on the Board of Directors for the Thaden School in Bentonville, Arkansas and The Mercy Health Foundation of Northwest Arkansas. She works with a variety of local and regional chapters of non-profit organizations, including the American Heart Association, serving as chair for the Northwest Arkansas Heart Walk; Susan G. Komen Foundation; Big Brothers, Big Sisters; Boys and Girls Club; Winthrop Rockefeller Institute and the Ozark Natural Science Center. She was also a member of the Delta Sigma Theta Sorority, Inc.

For her widely recognized and celebrated work in the industry, she has been honored with the inaugural Madam C.J. Walker Award for Excellence in Diversity, Equity and Inclusion in 2021, the Distinguished African American Woman of Achievement Award from the Women’s Resource Council of Walmart and in 2020, she was featured on FORTUNE magazine’s “Ones to Watch” list. Additionally, she has been named one of Mass Market Retailers Most Influential Women in Retail.

Watkins graduated from Spelman College with a B.A. in political science and received a JD at the University of Arkansas law school.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship. For additional information, visit www.livenationentertainment.com.

Media Contact
Live Nation Media Contact:
Kaitlyn Henrich, kaitlynhenrich@livenation.com